Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements, schedules, and internal control over financial reporting as of and for the year ended December 31, 2015, included in the Annual Report of BFC Financial Corporation on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statement of BFC Financial Corporation on Form S-8.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

December 22, 2016